Exhibit 99.1

Press Release

FOR IMMEDIATE DISTRIBUTION

For more information contact:	Jack C. Wauchope, Chairman/Chief Executive Officer
Thomas J. Sherman, President/Chief OperatingOfficer
Contact Information:	Telephone: (805) 541-0400
	E-mail:	jwauchope@coastnationalbank.com
tsherman@coastnationalbank.com

Coast Bancorp Announces Cash Dividend

San Luis Obispo, California — October 30, 2002

The Board of Directors of Coast Bancorp (“Coast”) (NASDAQ OTC.BB: CTBP), the holding company for Coast National Bank (the “Bank”) announced today that  they have declared a cash dividend of $0.075 per share on the Bancorp’s outstanding shares of common stock.  Shareholders of record at the close of business on November 1, 2002 will be entitled to receive the cash dividend.  The cash dividend will be payable on November 22, 2002.

This is the second consecutive year that Coast Bancorp has paid a cash dividend.

Coast National Bank opened for business on June 16, 1997.  The Bank is an independent, community bank with four banking offices and one loan production office serving California’s San Luis Obispo and northern Santa Barbara counties.  The Bank is a wholly-owned subsidiary of Coast Bancorp, a $115 million bank holding company headquartered in San Luis Obispo, CA.  Coast Bancorp stock trades on the OTC.BB under the ticker symbol “CTBP”.

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. All of the statements contained in the Press Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) Coast’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) Coast’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) Coast’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) Coast’s beliefs and expectations concerning future operating results. Although Coast believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to Coast or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. Coast undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information contact:	Jack C. Wauchope, Chairman/Chief Executive Officer
Thomas J. Sherman, President/Chief Operating Officer
Contact Information:	Telephone: (805) 541-0400
	E-mail:	jwauchope@coastnationalbank.com
tsherman@coastnationalbank.com